Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the

Fiscal 2007 Second Quarter and Six Months; Affirms Fiscal 2007 Guidance

DALLAS (May 2, 2007)—Atmos Energy Corporation (NYSE:ATO) today reported consolidated results for its fiscal 2007 second quarter and six months ended March 31, 2007.

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For the fiscal 2007 second quarter, net income increased 20 percent to $106.5 million, or $1.20 per diluted share, compared with net income of $88.8 million, or $1.10 per diluted share in the prior-year quarter.

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The utility business contributed $76.3 million of net income, or $0.86 per diluted share in the fiscal 2007 second quarter, largely due to increased throughput from 22 percent colder weather in the current quarter, compared to the same period last year.

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Nonutility businesses contributed $30.2 million of net income, or $0.34 per diluted share in the fiscal 2007 second quarter. Natural gas marketing net income for the current quarter was adversely impacted by temporary unrealized losses, which should reverse in future periods.

For the six months ended March 31, 2007, net income increased 17 percent to $187.8 million, or $2.18 per diluted share, compared with net income of $159.8 million, or $1.98 per diluted share for the same period last year. Diluted earnings per share increased 10 percent year over year, despite a 6.4 percent increase in weighted average shares outstanding, primarily associated with the company’s December 2006 equity offering. For the current six-month period, the utility business contributed $108.2 million of net income, or $1.26 per diluted share, and the nonutility businesses contributed $79.6 million of net income, or $0.92 per diluted share.

“Our unwavering commitment to redesigning our utility rates is paying off this winter heating season,” said Bob Best, chairman, president and chief executive officer of Atmos Energy Corporation. “With the recent decoupling of our margins from weather in both the Mid-Tex and Louisiana divisions, we have been better able to stabilize our utility margins and solidify the earnings potential of our utility segment going forward.”

Best continued: “The nonutility businesses continue to exceed our expectations. The marketing business is adding incremental customers and volumes and has been successful in capturing very favorable arbitrage opportunities in its storage assets. And, the pipeline and storage businesses have benefited from increased margins and throughput, including the incremental margin from the pipeline projects we completed last year. We remain confident that we are on track to meet our goal of growing consolidated earnings in the 4 to 6 percent range.”

Results for the 2007 Second Quarter Ended March 31, 2007

Consolidated gross profit for the three months ended March 31, 2007, was $428.7 million, compared with $405.4 million for the three months ended March 31, 2006. The $23.3 million increase in consolidated gross profit reflects significantly improved results in the company’s utility operations, as well as its pipeline and storage operations, partially offset by lower natural gas marketing margins.

Utility gross profit increased $30.5 million to $346.2 million in the current quarter, compared with $315.7 million in the same period last year, before intersegment eliminations. The improvement in utility gross profit margin was primarily the result of a 21 percent increase in throughput, which increased gross profit margin by $25.7 million, a $4.3 million increase associated with the favorable impact of the implementation of Weather Normalization Adjustment (WNA) in the company’s Mid-Tex and Louisiana divisions and a $9.6 million increase resulting from the company’s 2004 and 2005 GRIP filings and the Rate Stabilization Clause in the company’s LGS service area in Louisiana in August 2006. These increases were partially offset by the $2.3 million GRIP refund (inclusive of interest) ordered by the Railroad Commission of Texas (RRC) in March 2007 and a $4.2 million reduction arising from the Tennessee Regulatory Authority’s decision in October 2006 to reduce annual rates in Tennessee.

Natural gas marketing gross profit decreased $20.9 million to $23.1 million for the three months ended March 31, 2007, compared with $44.0 million in the same quarter last year, before intersegment eliminations. The decrease reflects an $81.3 million decrease in unrealized margins during the current-year quarter compared with the prior-year quarter offset by a $60.4 million increase in realized margins. The increase in realized margins is primarily attributable to Atmos Energy Marketing’s (AEM) ability to capture more favorable arbitrage opportunities in its storage activities, partially offset by reduced marketing margins earned in a less volatile market during the current-year quarter. The fiscal 2007 second quarter decrease in unrealized margins was primarily due to a negative $68.9 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from December 31, 2006. The fiscal 2006 second quarter gross profit included a positive $12.4 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from December 31, 2005. As of March 31, 2007, the physical storage position was 19.6 billion cubic feet (Bcf) with equal and offsetting financial hedges, compared to a physical storage position of 23.6 Bcf at March 31, 2006.

Pipeline and storage gross profit was $59.1 million for the three months ended March 31, 2007, compared with $45.3 million for the three months ended March 31, 2006, before intersegment eliminations. The $13.8 million increase in gross profit was primarily attributable to increased margins associated with increased throughput including $2.9 million of incremental margin received from the company’s North Side Loop and other compression projects completed in fiscal 2006 and a $6.8 million increase in asset management fees earned by Atmos Pipeline & Storage, LLC.

Consolidated operation and maintenance expense for the three months ended March 31, 2007, was $111.9 million, compared with $112.7 million for the three months ended March 31, 2006. Excluding the provision for doubtful accounts, operation and maintenance expense for the three months ended March 31, 2007, increased $2.4 million compared with the prior-year quarter, primarily due to higher employee and other administrative costs. The increases were partially offset by the deferral of $4.3 million of operation and maintenance expense resulting from the Louisiana Public Service Commission’s decision to permit the company to recover its incremental fiscal 2005 and 2006 operation and maintenance expense incurred in connection with its Hurricane Katrina recovery efforts. The provision for doubtful accounts decreased from $7.3 million for the three months ended March 31, 2006, to $4.1 million for the three months ended March 31, 2007. The $3.2 million decrease was largely due to reduced collection risk in the company’s utility segment associated with lower natural gas prices, where the average cost of natural gas for the three months ended March 31, 2007, was $8.33 per thousand cubic feet (Mcf), compared with $10.13 per Mcf for the three months ended March 31, 2006.

Taxes, other than income taxes, for the three months ended March 31, 2007, were $56.7 million, compared with $64.8 million for the prior-year quarter. The $8.1 million decrease primarily reflects lower franchise fees and state gross receipts taxes, both of which are calculated as a percentage of revenue and are paid by utility customers as a component of their monthly bills. Although these amounts are included as a component of revenue in accordance with the company’s tariffs, timing differences between when these amounts are billed to customers and when the company recognizes the associated expense may favorably or unfavorably affect net income; however, they should offset over time with no permanent impact on net income.

Miscellaneous income for the three months ended March 31, 2007, was $1.8 million compared to miscellaneous expense for the prior-year quarter of $2.4 million. The $4.2 million increase was primarily due to the absence in the current-year quarter of a $3.3 million charge recorded during the prior-year quarter associated with an adverse regulatory ruling in Tennessee related to the calculation of a performance-based rate mechanism associated with gas purchases, coupled with increased interest income on short-term cash investments.

Results for the Six Months Ended March 31, 2007

Consolidated gross profit for the six months ended March 31, 2007, was $804.3 million, compared with $752.0 million for the same period last year, reflecting improvements across all business segments, largely due to weather that was 10 percent colder than the prior-year period.

Utility gross profit increased to $608.8 million for the six months ended March 31, 2007, compared with $595.9 million in the same period last year, before intersegment eliminations. The $12.9 million increase in utility gross profit margin reflects a nine percent increase in throughput, which increased gross profit margin by $15.1 million, an $11.8 million increase resulting from the implementation of WNA in the company’s Mid-Tex and Louisiana divisions and an $18.3 million increase due to rate adjustments associated with the company’s 2004 and 2005 GRIP filings and its LGS Rate Stabilization Clause compared to the prior-year six months. These increases were partially offset by the adverse impacts arising from the Tennessee and Texas rate rulings, which reduced margins by $8.5 million.

Natural gas marketing gross profit was $86.2 million for the six months ended March 31, 2007, compared with $70.3 million in the same period last year, before intersegment eliminations. The $15.9 million improvement reflects an $18.8 million increase in realized margins due to AEM’s ability to capture more favorable arbitrage opportunities in its storage activities coupled with increased sales volumes, partially offset by reduced marketing margins earned in a less volatile market during the current-year period. This increase was partially offset by a $2.9 million reduction in unrealized margin. For the six months ended March 31, 2007, the storage and marketing margin included a negative $20.1 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2006. For the six months ended March 31, 2006, the storage and marketing margin included a negative $17.2 million mark-to-market impact, which resulted from the change in value of the physical/financial portfolio from September 30, 2005.

Pipeline and storage gross profit was $108.8 million for the six months ended March 31, 2007, compared with $85.0 million for the six months ended March 31, 2006, before intersegment eliminations. The $23.8 million increase in gross profit was primarily attributable to increased margins associated with increased throughput and higher demand for storage services, including $5.9 million of incremental margin received from the company’s North Side Loop and other compression projects completed in fiscal 2006, a $9.0 million increase in asset management fees earned by Atmos Pipeline & Storage, LLC and a $1.4 million increase due to rate adjustments resulting from the company’s 2005 GRIP filing.

Consolidated operation and maintenance expense for the six months ended March 31, 2007, was $227.2 million, compared with $220.9 million for the same period last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the six months ended March 31, 2007, increased $11.5 million compared with the same period in 2006. The increase was mostly due to increased employee and other administrative costs. However, these increases were partially offset by the $4.3 million deferral of operation and maintenance expense in the Louisiana division and the absence of a $2.0 million charge for losses related to Hurricane Katrina that was recorded in the prior-year period. The provision for doubtful accounts decreased $5.2 million to $10.8 million for the six months ended March 31, 2007, compared with $16.0 million in the prior-year period. The decrease was mainly attributable to reduced collection risk in the utility segment as a result of lower natural gas prices, where the average cost of natural gas for the six months ended March 31, 2007, was $8.25 per Mcf, compared with $10.91 per Mcf for the six months ended March 31, 2006.

Taxes, other than income taxes, for the six months ended March 31, 2007, were $96.8 million, compared with $110.2 million for the prior-year period. The $13.4 million decrease was primarily related to franchise fees and state gross receipts taxes, which do not have a permanent effect on net income, as explained above.

Interest charges for the six months ended March 31, 2007, were $74.8 million, compared with $71.7 million for the six months ended March 31, 2006. The $3.1 million increase was primarily attributable to increased interest rates on the company’s $300 million unsecured floating rate senior notes due October 2007 due to an increase in the three-month LIBOR rate, partially offset by reduced interest expense associated with lower average outstanding short-term debt balances in the current-year period compared with the prior-year period.

Miscellaneous income for the six months ended March 31, 2007, was $3.4 million, compared with miscellaneous expense of $2.0 million for the six months ended March 31, 2006. The $5.4 increase in miscellaneous income was attributable to the previously mentioned absence of a $3.3 million charge in Tennessee during the fiscal 2006 second quarter coupled with increased interest income on short-term cash investments.

For the six months ended March 31, 2007, cash flow generated from operating activities provided cash of $511.9 million, compared with $148.4 million for the same period last year. Period over period, operating cash flow was favorably impacted by increased earnings, increased sales volumes attributable to colder weather in the current-year period and significantly lower natural gas prices compared to the prior-year period.

Capital expenditures decreased to $172.8 million for the six months ended March 31, 2007, from $213.2 million for the six months ended March 31, 2006. The $40.4 million decrease in capital spending primarily reflects the absence of capital expenditures associated with the company’s North Side Loop and other pipeline compression projects, which were completed in the third quarter of fiscal 2006.

Outlook

Atmos Energy said its leadership remains focused on enhancing shareholder value by delivering consistent earnings growth and providing a sound and attractive dividend. As a result of the strong nonutility financial performance through the six months ended March 31, 2007, Atmos Energy continues to expect fiscal 2007 earnings to be in the range of $1.90 to $2.00 per diluted share. However, the mark-to-market impact on the marketing company’s physical storage inventory at September 30, 2007, and changes in events or other circumstances that the company cannot currently anticipate, could result in earnings for fiscal 2007 that are significantly above or below this outlook. Capital expenditures for fiscal 2007 are expected to be in the range of $365 to $385 million.

The company’s debt capitalization ratio improved to 51.9 percent at March 31, 2007, from 60.9 percent as of September 30, 2006. The improvement was primarily attributable to increased equity from the successful public offering completed in December 2006 and strong period-to-date earnings, as well as the positive effect of using operating cash flow to repay all outstanding short-term debt as of March 31, 2007. Atmos Energy remains committed to maintaining the debt capitalization ratio in a targeted range of 50 to 55 percent.

With its $300 million unsecured floating rate senior notes maturing in October 2007, the company is evaluating alternatives to refinance the notes prior to their maturity and expects these efforts to be successful. In addition, Atmos Energy expects that internally generated funds, access to its credit facilities, including its commercial paper program, and access to the public debt and equity markets will provide the necessary working capital and liquidity for its operations, capital expenditures and other cash needs for the remainder of fiscal 2007.

Conference Call to be Webcast May 3, 2007

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the second quarter and first six months of fiscal 2007 on Thursday, May 3, 2007, at 10 a.m. EDT. The telephone number is 800-366-7640. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Kim Cocklin, senior vice president, utility operations; Mark Johnson, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Giles, vice president, investor relations.

Other Highlights and Recent Developments

Mid-Tex Division Rate Case Order Issued

In March 2007, the RRC issued an order in the company’s Mid-Tex Division rate case, which prospectively increased annual revenues by approximately $4.8 million and established a permanent WNA based upon a 10-year average effective for the months of November through April. However, the order also reduced the Mid-Tex Division’s total return to 7.903 percent from 8.258 percent and required an immediate $2.3 million GRIP refund.

Gas Gathering Project Update

In May 2006, Atmos Energy announced plans to form a joint venture and construct a natural gas gathering system in Eastern Kentucky, referred to as the Straight Creek Project. In order to better serve the needs of the local producers in the area and to meet the company’s economic requirements, the original project is currently being redesigned, and will likely be marginally smaller in both size and scope. Accordingly, the in-service date is expected to be delayed into the second half of fiscal 2008.

Missouri Rate Case Finalized

In April 2006, Atmos Energy filed a rate case in its Missouri service area seeking a rate increase of $3.4 million, the consolidation of rates for its Missouri properties into three sets of regional rates and the current purchased gas adjustment (PGA) into one statewide PGA and a WNA mechanism. The Missouri Commission issued an order in March 2007 approving a settlement with favorable rate design changes, including revenue decoupling through the recovery of all non-gas cost revenues through fixed monthly charges, with no overall increase in rates.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s SEC filings. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31		Percentage Change
	2007	2006
(000s except per share)
Operating revenues:
Utility segment	$1,461,033	$1,447,620
Natural gas marketing segment	795,041	818,629
Pipeline and storage segment	59,362	45,483
Other nonutility segment	783	1,595
Intersegment eliminations	(240,637)	(279,481)

	2,075,582	2,033,846
Purchased gas cost:
Utility segment	1,114,787	1,131,885
Natural gas marketing segment	771,988	774,652
Pipeline and storage segment	229	211
Other nonutility segment	—	—
Intersegment eliminations	(240,108)	(278,305)

	1,646,896	1,628,443

Gross profit	428,686	405,403	6%

Operation and maintenance expense	111,862	112,698	(1)%
Depreciation and amortization	51,066	47,076	8%
Taxes, other than income	56,746	64,796	(12)%

Total operating expenses	219,674	224,570	(2)%

Operating income	209,012	180,833	16%

Miscellaneous income (expense)	1,838	(2,439)	175%
Interest charges	35,262	35,492	(1)%

Income before income taxes	175,588	142,902	23%
Income tax expense	69,083	54,106	28%

Net income	$106,505	$88,796	20%

Basic net income per share	$1.21	$1.10
Diluted net income per share	$1.20	$1.10

Cash dividends per share	$.320	$.315

Weighted average shares outstanding:
Basic	88,078	80,573
Diluted	88,735	81,040

Summary Net Income (Loss) by Segment (000s)	Three Months Ended March 31		Percentage Change
	2007	2006
Utility	$76,320	$54,628	40%
Natural gas marketing	11,031	21,932	(50)%
Pipeline and storage	19,309	12,087	60%
Other nonutility	(155)	149	(204)%

Consolidated net income	$106,505	$88,796	20%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31		Percentage Change
	2007	2006
(000s except per share)
Operating revenues:
Utility segment	$2,425,277	$2,852,630
Natural gas marketing segment	1,506,735	1,920,474
Pipeline and storage segment	109,214	85,195
Other nonutility segment	2,136	3,087
Intersegment eliminations	(365,147)	(543,720)

	3,678,215	4,317,666
Purchased gas cost:
Utility segment	1,816,463	2,256,714
Natural gas marketing segment	1,420,548	1,850,178
Pipeline and storage segment	454	211
Other nonutility segment	—	—
Intersegment eliminations	(363,528)	(541,430)

	2,873,937	3,565,673

Gross profit	804,278	751,993	7%

Operation and maintenance expense	227,232	220,915	3%
Depreciation and amortization	100,061	90,336	11%
Taxes, other than income	96,813	110,212	(12)%

Total operating expenses	424,106	421,463	1%

Operating income	380,172	330,530	15%

Miscellaneous income (expense)	3,417	(1,991)	272%
Interest charges	74,794	71,681	4%

Income before income taxes	308,795	256,858	20%
Income tax expense	121,029	97,035	25%

Net income	$187,766	$159,823	17%

Basic net income per share	$2.20	$1.99
Diluted net income per share	$2.18	$1.98

Cash dividends per share	$.640	$.630

Weighted average shares outstanding:
Basic	85,404	80,444
Diluted	86,061	80,911

	Six Months Ended March 31		Percentage Change
Summary Net Income (Loss) by Segment (000s)	2007	2006
Utility	$108,154	$103,041	5%
Natural gas marketing	45,978	33,384	38%
Pipeline and storage	33,909	23,254	46%
Other nonutility	(275)	144	(291)%

Consolidated net income	$187,766	$159,823	17%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31, 2007	September 30, 2006

(000s)
Net property, plant and equipment	$3,711,830	$3,629,156

Cash and cash equivalents	176,280	75,815
Cash held on deposit in margin account	40,763	35,647
Accounts receivable, net	721,058	374,629
Gas stored underground	364,478	461,502
Other current assets	126,838	169,952

Total current assets	1,429,417	1,117,545

Goodwill and intangible assets	738,217	738,521
Deferred charges and other assets	229,634	234,325

	$6,109,098	$5,719,547

Shareholders’ equity	$2,021,953	$1,648,098
Long-term debt	1,878,331	2,180,362

Total capitalization	3,900,284	3,828,460

Accounts payable and accrued liabilities	665,212	345,108
Other current liabilities	421,386	388,451
Short-term debt	—	382,416
Current maturities of long-term debt	303,232	3,186

Total current liabilities	1,389,830	1,119,161

Deferred income taxes	342,328	306,172
Deferred credits and other liabilities	476,656	465,754

	$6,109,098	$5,719,547

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
	2007	2006
(000s)
Cash flows from operating activities

Net income	$187,766	$159,823
Depreciation and amortization	100,179	90,670
Deferred income taxes	72,755	58,199
Changes in assets and liabilities	141,755	(167,888)
Other	9,472	7,587

Net cash provided by operating activities	511,927	148,391

Cash flows from investing activities

Capital expenditures	(172,792)	(213,230)
Other, net	(3,749)	(2,842)

Net cash used in investing activities	(176,541)	(216,072)

Cash flows from financing activities

Net increase (decrease) in short-term debt	(382,416)	117,506
Repayment of long-term debt	(2,206)	(2,162)
Cash dividends paid	(54,640)	(50,933)
Net proceeds from equity offering	191,913	—
Issuance of common stock	12,428	12,053

Net cash provided by (used in) financing activities	(234,921)	76,464

Net increase in cash and cash equivalents	100,465	8,783
Cash and cash equivalents at beginning of period	75,815	40,116

Cash and cash equivalents at end of period	$176,280	$48,899

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2007	2006	2007	2006
Heating degree days *	1,575	1,330	2,710	2,387
Percent of normal *	100%	84%	101%	88%
Consolidated utility gas throughput (MMcf as metered)	173,423	142,873	292,517	268,663
Consolidated natural gas marketing sales volumes (MMcf)	101,386	69,450	178,912	140,946
Consolidated pipeline transportation volumes (MMcf)	119,057	85,957	238,012	177,552
Natural gas meters in service	3,218,678	3,228,708	3,218,678	3,228,708
Utility average cost of gas	$8.33	$10.13	$8.25	$10.91

* Adjusted for weather-normalized operations.

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